ISSUER FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated May 24, 2011	Relating to Preliminary Prospectus dated May 9, 2011
Registration No. 333-173766

Yandex N.V.

$1,304,352,200

52,174,088 Class A Ordinary Shares

Issuer:	Yandex N.V.

Symbol:	YNDX (NASDAQ)

Gross Proceeds:	$1,304,352,200

Shares offered by the company:	15,400,000 Class A ordinary shares

Shares offered by the selling stockholders:	36,774,088 Class A ordinary shares

Over allotment offered by the company:	1,540,000 Class A ordinary shares

Over allotment offered by the selling stockholders:	3,677,405 Class A ordinary shares

Price to public:	$25.00 per share

Trade date:	May 24, 2011

Closing date:	May 27, 2011

CUSIP No.:	N97284108

Bookrunners:	Morgan Stanley & Co. Incorporated Deutsche Bank Securities Inc. Goldman, Sachs & Co.

Co-Managers:	Piper Jaffray & Co. Pacific Crest Securities LLC

This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there by any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Copies of the final prospectus relating to the common shares offered in this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, c/o Prospectus Department, 180 Varick Street 2/F, New York, NY 10014 or by email at prospectus@morganstanley.com.